Exhibit 10.1

SETTLEMENT AGREEMENT

*** CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST UNDER 17 C.F.R SECTIONS 24-b-2, 200.80 (B)(4) AND 230.406.

1.	INTRODUCTION

1.1	This Settlement Agreement (“the Agreement”) is made and entered into effective on the day the last Party affixes its signature hereto (the “Effective Date”) between, on the one hand, St. Jude Medical, Inc., and St. Jude Medical, Cardiology Division, Inc. (d/b/a St. Jude Medical Cardiovascular Division) (collectively “St. Jude”) and, on the other hand, Kensey Nash Corporation and Kensey Nash Holding Corporation (collectively, “Kensey Nash”) (each a “Party” and collectively, the “Parties”).

1.2	On February 13, 2012, the Parties participated in an all-day mediation conducted by Antonio Piazza, Esq. in San Francisco, California (the “Mediation”). During the course of the Mediation, the Parties resolved all disputes and claims that could have been and/or were raised between the Parties with respect to the following agreements and issues:

•

The United States and Foreign License Agreements dated September 4, 1991 between Kensey Nash and American Home Products Corporation, since amended, to which St. Jude is the successor-in-interest (“the 1991 Agreements”).

•

The United States and Foreign License Agreements between American Home Products and Wouter Muijs Van de Moer and Rienk Rienks, executed on January 17, 1995 on behalf of American Home Products, whose interest is now held by St. Jude, and executed on February 8, 1995 by Van de Moer and Rienks, whose interest is now held by Kensey Nash (“the 1995 Agreements”).

•	The status of certain patents and patent applications referred to herein as “the Vascular Closure Patents.” The Vascular Closure Patents include

(i) patents and patent applications filed by, and assigned to, St. Jude, that are listed at Schedule A, as well as their foreign counterparts; and

(ii) patents and patent applications that are:

a.	filed or to be filed by, and assigned or to be assigned to, St. Jude; or

b.	name at least one inventor having an obligation to assign to St. Jude;

c.	where such patents and patent applications in (a) and (b) relate to vascular closure devices; and

d.	where any claim of inventorship or ownership by KNC for such patents and patent applications in (a) and (b) is or could be based on a conception before the Effective Date.

2.	SETTLEMENT

2.1	In exchange for the valuable consideration provided herein, the Parties hereby settle all outstanding claims and disputes related to the 1991 Agreements and the 1995 Agreements, including (but not limited to) disputes concerning all past and future royalty obligations owed by St. Jude, disputes concerning claims and rights of inventorship and/or ownership of the Vascular Closure Patents, and disputes concerning royalties allegedly owing as a result of the acquisition of Radi Medical Systems AB (n/k/a St. Jude Medical Systems AB) by St. Jude Medical, Inc.

2.2	Other than as expressly set forth herein, the rights and obligations of the Parties to and under the 1991 Agreements and the 1995 Agreements are hereby terminated. The Parties further agree that, except as expressly set forth herein, none of the provisions governing Termination in any of those agreements apply. Without limiting the foregoing, the Parties expressly agree that they are not obligated to undertake or perform any of the obligations set forth in Article XV of the 1991 Agreements, or Section 11 or Section 16 of the 1995 Agreements.

2.3	Notwithstanding section 2.2 herein, Kensey Nash shall provide assistance to St. Jude with respect to filings and submissions to regulatory agencies, as set forth in section 7.3 of the 1991 Agreements, which remains in place as though set forth herein.

2.4	Notwithstanding section 2.2 herein, the Parties shall retain the right to use certain trademarks, as set forth in section 8.5 of the 1991 Agreements, as though the terms thereof were set forth herein.

2.5	Notwithstanding section 2.2 herein, the Parties shall continue to have the rights and obligations set forth in Article X of the 1991 Agreements for five (5) years from the Effective Date ,as though the terms thereof were set forth herein.

2.6	Notwithstanding section 2.2 herein, the provisions and obligations of Article XII of the 1991 Agreements shall continue in force, as though the terms thereof were set forth herein.

2.7	Notwithstanding section 2.2 herein, the warranties set forth in section 2(a) of the 1995 Agreements shall remain in place for five (5) years from the Effective Date, as though the terms thereof were set forth herein.

2.8	The Parties agree to abide by the confidentiality obligations set forth in Article XIV of the 1991 Agreements and section 15 of the 1995 Agreements as though the terms thereof were set forth herein. Such obligations shall remain in place for five (5) years from the Effective Date.

3.	PAYMENT

3.1

St. Jude hereby agrees to pay Kensey Nash Holding Corporation a total of 39 million (thirty-nine million) United States Dollars, in twelve equal, quarterly installments of 3,250,000 (three million, two hundred fifty thousand) United States Dollars each. The first quarterly payment shall be made by March 31, 2012, by wire to the account designated by Kensey Nash, and the remaining eleven payments shall be made by the last business day of each subsequent consecutive calendar quarter, until the final payment is made by December 31, 2014. In the event that any payment hereunder is not received as provided herein, then upon ten (10) days written notice by Kensey Nash to St. Jude and failure by St. Jude to cure within that ten (10) day period, all the outstanding payments shall become immediately due and payable by St. Jude to Kensey Nash Holding Corporation.

3.2	Upon payment in full of each of the payments set forth in the first two sentences of section 3.1 hereof, Kensey Nash acknowledges and agrees that St. Jude shall have no further financial responsibility to Kensey Nash, except for (i) obligations of St. Jude to Kensey Nash regarding purchase orders for collagen placed before the execution of this Agreement; and (ii) as otherwise provided by the Collagen Supply Agreement described below.

4.	PATENT LICENSES TO ST. JUDE

4.1	Kensey Nash agrees that St. Jude shall have a fully paid-up, worldwide exclusive license to all patents upon which rights had been granted pursuant to the 1991 Agreements. This license includes all patents (including any patent application, continuation, continuation-in-part, divisional, reexamination or reissue and any foreign counterpart thereof) that Kensey Nash has asserted, or does assert, or could have asserted, to fall within the 1991 Agreements, except as provided in section 5 hereof.

4.2	The Parties acknowledge that St. Jude, as the exclusive licensee, has the right (but not the obligation) to enforce against third parties the patents that Kensey Nash asserts, has asserted, or could have asserted, to fall within the 1991 Agreements. Notwithstanding section 2.5 hereof, St. Jude shall bear the expense of any such enforcement action and shall be entitled to all damages recovered in any such enforcement action. At St. Jude’s request, Kensey Nash agrees to cooperate in such enforcement action, particularly as required to avoid dismissal for nonjoinder of a necessary party. Notwithstanding Kensey Nash’s cooperation and consent, St. Jude shall retain the full right to control such enforcement action (including, but not limited to, the right to settle such enforcement action).

4.3	Kensey Nash also agrees that St. Jude shall have a fully paid-up, exclusive license to all patents upon which rights had been granted pursuant to the 1995 Agreements. This license includes all patents (including any patent application, continuation, continuation-in-part, divisional, reexamination or reissue and any foreign counterpart thereof) that KNC has asserted, or does assert, or could have asserted, to fall within the 1995 Agreements.

4.4	The Parties acknowledge that St. Jude, as the exclusive licensee, has the right (but not the obligation) to enforce against third parties the patents that Kensey Nash asserts, has asserted, or could have asserted, to fall within the 1995 Agreements. St. Jude shall bear the expense of such enforcement action and shall be entitled to all damages recovered in such enforcement action. At St. Jude’s request, and expense, Kensey Nash agrees to cooperate in such enforcement action, particularly as required to avoid dismissal for nonjoinder of a necessary party. Notwithstanding Kensey Nash’s cooperation and consent, St. Jude shall retain the full right to control such enforcement action (including, but not limited to, the right to settle such enforcement action).

5.	PATENT LICENSES TO KENSEY NASH

5.1	St. Jude hereby grants to Kensey Nash a non-exclusive, royalty-free license (including the right to sub-license) to the patents listed in the attached Schedule B. Kensey Nash may extend a sublicense on those patents, but only with the express written consent of St. Jude, which may not be unreasonably withheld.

6.	PATENT ASSIGNMENTS TO KENSEY NASH

6.1	St. Jude hereby assigns and agrees to assign to Kensey Nash all rights, title, and interest in the patent application listed in the attached Schedule C as well as to any continuation, continuation-in-part, divisional, reexamination or reissue and any foreign counterpart thereof and agrees to take all reasonable steps to perfect such assignment(s). Kensey Nash shall be responsible for all further prosecution and maintenance of this patent application subsequent to the assignment.

6.2	Kensey Nash hereby grants to St. Jude a royalty-free, non-exclusive license to any patent that issues on any application that St. Jude has assigned to Kensey Nash, including any reissues, or patents that issue on divisionals, continuations, or continuations-in-part from such applications.

7.	PATENT INVENTORSHIP AND OWNERSHIP

7.1	Except for U.S. Published Patent Application Nos. 2005/0096697 and 2006/0265007 and any continuation, continuation-in-part, divisional, reexamination, reissue, patents resulting from Inter Partes Review or from Post Grant Review thereof, as well as any foreign counterpart of the foregoing, Kensey Nash acknowledges that neither it, nor any present or former employee, officer, director, consultant or affiliate of Kensey Nash, has a claim to be named as an inventor or joint inventor of any invention disclosed or claimed in any issued patent or patent application filed by St. Jude or any St. Jude affiliated company or division (collectively, a “St. Jude Entity”). This includes continuations, continuations-in-part, divisionals, reexaminations, reissues, patents resulting from Inter Partes Review or Post Grant Review and any foreign counterpart thereof filed by St. Jude in any country disclosing and claiming a method, device, or component which may be used in vascular closure.

7.2	Except as provided in Section 6 of this Agreement, Kensey Nash acknowledges that neither it, nor any present or former employee, officer, director, consultant or affiliate of KNC, is an owner of, or has any ownership interest in, any issued patent or patent application for which a St. Jude Entity is the assignee or for which an individual with a duty or obligation to assign the patent to St. Jude is listed as an inventor. This includes continuations, continuations-in-part, divisionals, reexaminations, reissues, patents resulting from Inter Partes Review or Post Grant Review and any foreign counterpart thereof filed by St. Jude in any country disclosing and claiming a method, device, or component which may be used in vascular closure. To the extent that Kensey Nash had, has, or may have any ownership or ownership interest in any such patent or patent application, Kensey Nash agrees to assign, and hereby does assign such ownership or ownership interest to St. Jude.

7.3	Kensey Nash shall provide all reasonable assistance to St. Jude in establishing, perfecting and defending St. Jude’s inventorship and/or ownership of any patent or patent application. This reasonable assistance shall include, but is not limited to the following acts, undertaken in connection with the prosecution of any patent or patent application or in any proceeding of any court, government, or regulatory agency in which the inventorship and/or ownership of a patent or patent application is in question: (i) executing declarations and assignments, which shall be at Kensey Nash’s expense; and (ii) appearing at hearings, providing documents, and/or giving deposition testimony, for which, if approved in advance by St. Jude, which approval shall not be unreasonably withheld, St. Jude shall bear reasonable attorney fees and expenses. The patents and patent applications covered by this section include continuations, continuations-in-part, divisionals, reexaminations, reissues, patents resulting from Inter Partes Review or Post Grant Review and any foreign counterpart thereof filed by St. Jude in any country disclosing and claiming a method, device, or component which may be used in vascular closure.

7.4	Notwithstanding the provisions of Section 9 of this Agreement, nothing in this Agreement shall prevent St. Jude from submitting statements and/or documents in connection with the prosecution of any patent or patent application or in any proceeding of any court, government, or regulatory agency in which the inventorship and/or ownership of a patent or patent application is in question. This includes continuations, continuations-in-part, divisionals, reexaminations, reissues, patents resulting from Inter Partes Review or Post Grant Review and any foreign counterpart thereof filed by St. Jude in any country disclosing and claiming a method, device, or component which may be used in vascular closure.

7.5	Kensey Nash shall, within 30 days of executing this Agreement, expressly abandon any patent applications that Kensey Nash has filed and that claim priority to or the benefit of any patent application or issued patent for which a St. Jude Entity is the assignee or for which an individual with a duty or obligation to assign the patent to St. Jude is listed as an inventor. This includes continuations, continuations-in-part, divisionals, reexaminations, reissues, patents resulting from Inter Partes Review or Post Grant Review and any foreign counterpart thereof filed by St. Jude in any country disclosing and claiming a method, device, or component which may be used in vascular closure. Kensey Nash further agrees that it shall not file any future patent applications that claim priority to or benefit of any such patent application or issued patent.

7.6	Kensey Nash agrees that it will not seek, or cause to be sought, reexamination, reissue, Inter Partes Review, Post Grant Review, opposition, revocation, cancellation, or invalidation of any Vascular Closure Patent, based on a claim by Kensey Nash of improper inventorship or ownership.

8.	COLLAGEN SUPPLY AGREEMENT

8.1	St. Jude and Kensey Nash are parties to a collagen supply agreement, effective as of June 23, 2010 (the “Collagen Supply Agreement”).

8.2	As part of this settlement, the Parties agree and hereby do amend the terms of the Collagen Supply Agreement and the Amended Agreement shall be known as the “2012 Collagen Supply Agreement”. A copy of the 2012 Collagen Supply Agreement is attached hereto as Schedule D.

8.3	As set forth in the 2012 Collagen Supply Agreement, St. Jude agrees to place orders totaling at least 5 million units of Collagen Plugs (as defined in the Collagen Supply Agreement) between February 13, 2012 and the 2012 Collagen Supply Agreement Termination Date provided therein. Such amount does not include the 1,001,000 units previously ordered by St. Jude in the June 24, 2011 purchase order under the 2010 Collagen Supply Agreement, but does include the 400,000-unit order specified in section 4.1 of the 2012 Collagen Supply Agreement. Kensey Nash agrees to fill such orders in accordance with the terms of the 2012 Collagen Supply Agreement.

8.4	As set forth in the 2012 Collagen Supply Agreement, St. Jude agrees that its orders for Collagen Plugs will not exceed 2 million units in any calendar year from 2012 (such amount including the 1,001,000 units previously ordered by St. Jude in the June 24, 2011, purchase order under the 2010 Collagen Supply Agreement, as well as the 400,000-unit order specified in section 4.1 of the 2012 Collagen Supply Agreement) through 2017 without the express written permission of Kensey Nash, which will use reasonable efforts consistent with good business practice to meet St. Jude’s requirements for quantities in excess of 2 million units in any calendar year.

8.5	All other terms are set forth in the 2012 Collagen Supply Agreement.

8.6	Notwithstanding any provision herein to the contrary, St. Jude shall remain obligated to Kensey Nash for all moneys due under the 2010 Collagen Supply Agreement for purchase orders issued before the Effective Date of this Agreement.

9.	CONFIDENTIALITY

9.1	This Agreement is entered into for the purpose of settlement and is subject to Federal Rule of Evidence 408. It is intended that, to the extent possible, all communications made as part of its making and as part of the Mediation, are to be held confidential between St. Jude, Kensey Nash, and each Party’s respective agents. The actual terms of this Agreement may be disclosed, however the parties shall limit themselves in disclosures and in discussions with others to those terms without embellishment.

9.2	The terms of the Parties’ Mediation Confidentiality Agreement shall remain in effect.

9.3	Notwithstanding sections 2.8, 9.1, and 9.2 hereof, promptly after the Effective Date of this Agreement, the Parties may make the following statement about the circumstances leading to this Agreement (but may not provide further explanation or embellishment: (i) After a successful mediation, the Parties have amicably resolved all of the disputes between them involving the 1991 and 1995 License Agreements; (ii) St. Jude has agreed to make payments of $3.25mm for twelve consecutive quarters, commencing with the first payment on or before March 31, 2012; (iii) the Parties have agreed to certain licenses and assignments of certain patents and applications; and (iv) the Parties have entered into a revised, long-term collagen supply agreement.

9.4	Nothing in this Section 9 precludes either Party from making public disclosures or statements concerning the effect of this Settlement Agreement on its own financial situation and operations, and nothing in this Section 9 precludes either Party from issuing a general Press Release about this Settlement Agreement, provided such Press Release is approved in advance by the other Party.

10.	MUTUAL RELEASE OF CLAIMS

10.1	For good and valuable consideration, the receipt of which is acknowledged, St. Jude does hereby release, cancel, forgive and forever discharge Kensey Nash, and its officers, directors, shareholders, employees, agents, successors, and assigns, from all actions, claims, demands, damages, obligations, liabilities and controversies arising under the 1991 Agreements and the 1995 Agreements (other than obligations expressly reserved hereunder), including, but not limited to, all issues surrounding past and future royalties due, and royalty obligations arising following the acquisition of Radi Medical Systems AB by St. Jude Medical, Inc.

10.2	For good and valuable consideration, the receipt of which is acknowledged, Kensey Nash does hereby release, cancel, forgive and forever discharge St. Jude, and its officers, directors, shareholders, employees, agents, successors, and assigns, from all actions, claims, demands, damages, obligations, liabilities and controversies arising under the 1991 Agreements or the 1995 Agreements, including, but not limited to, all issues surrounding past and future royalties due, claims regarding joint inventorship or incorrect inventorship of the Vascular Closure Patents, and obligations requiring the disclosure of inventions, improvements, patent applications and other patent filings, and royalty obligations arising following the acquisition of Radi Medical Systems AB by St. Jude Medical, Inc. The Parties both acknowledge that Section 7 of this Agreement obliges Kensey Nash to provide all reasonable assistance to St. Jude in establishing, perfecting and defending St. Jude’s inventorship and/or ownership of its intellectual property rights.

11.	GOVERNING LAW

11.1	This Agreement and matters connected with the construction and performance hereof, including obligations related to the 1991 Agreements and 1995 Agreements, shall be governed by the substantive laws of the State of Delaware, without regard to that state’s choice of law rules. This supersedes any agreement to the contrary between the Parties, their successors, and their assigns.

12.	VENUE

12.1	The Parties specifically consent to jurisdiction and venue in the state and federal courts located in Wilmington, Delaware, for any dispute concerning this Agreement, or any obligations under the 1991 Agreements or the 1995 Agreements, as well as any other dispute between St. Jude and Kensey Nash relating to vascular closure technology, including (but not limited to) the Angio-Seal family of products.

12.2	The Parties further acknowledge that any lawsuit brought by either Party against the other concerning this Agreement, or any dispute relating to vascular closure technology, including (but not limited to) the Angio-Seal family of products, shall be brought in a state or federal court located in Wilmington, Delaware. This supersedes any agreement to the contrary between the Parties, their successors and assigns.

13.	HEADINGS FOR CONVENIENCE

13.1	Headers used in this Agreement are for convenience only and shall be given no effect in constructing or interpreting this Agreement.

14.	SEVERABILITY

14.1	If any provision of this Agreement is determined to be unenforceable by a court of competent jurisdiction, the remaining portions of the Agreement will remain in full force and effect, but only to the extent that giving effect to the remaining portions is within the intent of the Parties. The Parties agree that if any provision of this Agreement is determined to be unenforceable by a court of competent jurisdiction, such provision shall be struck from the Agreement, and the Parties shall replace that term of the Agreement with a term that has a substantially similar economic effect.

15.	COMPLETE AGREEMENT

15.1	This Agreement represents the complete agreement between the Parties of the settlement arising out of the Mediation process. No amendment to this Agreement will be effective unless it is in writing and signed by both Parties, and expressly indicates mutual intent to modify the Agreement.

16.	ASSIGNABILITY

16.1	The rights and obligations under this Agreement may be transferred or assigned between or among affiliates of a Party without notice. This Agreement cannot be assigned to third parties (that are not affiliates of a Party) without the prior express written consent of both Parties, which consent may not be unreasonably withheld.

16.2	For purposes of this Agreement, an “Affiliate” shall mean an entity that, at any time during this Agreement, (a) a Party Controls, (b) Controls a Party or (c) is under common Control with a Party. In addition, “Control” as used in this Agreement shall mean the ownership, directly or indirectly, through one or more intermediaries, or control of (i) more than fifty percent (50%) of the outstanding shares or securities entitled to vote for the election of directors or similar managing authority of the subject entity; (ii) more than fifty percent (50%) of the ownership interest representing the right to make the decisions for the subject entity; or (iii) any other ability to elect more than half of the board of directors or similar managing authority of the subject entity, whether by contract or otherwise.

17.	AUTHORITY

Each of the Parties represents and warrants that it has the full right, power and authority to execute, deliver, enter into and perform this Agreement and that it is legally permitted to grant the rights granted and to make all covenants and perform all obligations required by this Agreement.

18.	INDEMNIFICATION

18.1	All rights and obligations concerning indemnification set forth in the 1991 Agreements shall remain in force, sections 2.2 and 10 of this Agreement notwithstanding. For avoidance of doubt, such obligations shall also apply to the patents and applications licensed under sections 5 and 6 herein.

19.	MISCELLANEOUS

19.1	Kensey Nash and St. Jude covenant and agree that nothing in this Agreement shall be construed as an admission of liability by any Party and that none of the Parties will seek to use or construe this Agreement as an admission of liability by any Party.

19.2	Nothing herein contained shall be construed or deemed hereby to create a principal/agent relationship between the Parties nor any form of partnership or joint venture.

19.3	Each Party acknowledges that it has had the benefit of counsel. Each Party agrees that this Agreement has been jointly negotiated and drafted, and that none of the Parties shall be construed as the sole draftsman of this Agreement, and that no provision shall be construed or interpreted for or against any of the Parties because such provision, or any other provision, or the Agreement as a whole, was purportedly drafted by a particular Party.

19.4	Each of the Parties acknowledges that it has read all of the terms of this Agreement and enters into those terms voluntarily and without duress.

19.5	This Agreement may be executed in multiple counterparts, each of which for all purposes shall be deemed an original. This Agreement shall not be binding on the Parties and their Affiliates until all Parties (and an authorized representative of each Party’s parent corporation) have signed the same Agreement or identical counterparts thereof and each Party has received the signature page signed by the other Party and that Party’s parent corporation, whether that signature page be an original or a facsimile. If the Agreement becomes binding based on an exchange of faxed copies of signature pages, the Parties will thereafter exchange formal signed originals of this Agreement for their permanent records.

20.	NOTICE

If notice is required under any provision of this Agreement, notice shall be given by overnight delivery to:

For St. Jude	For Kensey Nash

General Counsel

St. Jude Medical, Inc.

One St. Jude Medical Drive

St. Paul, MN 55117

AND

General Counsel

St. Jude Medical,

Cardiology Division, Inc.

177 Country Road B

St. Paul, MN 55117

AND

Joseph Evall

Orin Snyder

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 1016

Joe Kaufmann

Kensey Nash Corporation

735 Pennsylvania Drive

Exton, PA 19341

AND

Jeffrey C. Kelly

Kensey Nash Holding Corporation

108 Webster Building

3411 Silverside Road

Wilmington, DE 19810

AND

John Caldwell

David Wolfsohn

Woodcock Washburn LLP

2929 Arch Street

Philadelphia, PA 19104

Intending to be bound, the parties enter into this Agreement by their authorized representatives:

/s/ John C. Heinmiller	/s/ Joseph Kaufmann Mar. 16, 2012
John Heinmiller	Joseph Kaufmann
For the St. Jude Parties	For Kensey Nash Corporation

March 16, 2012

/s/ Joseph Kaufmann Mar. 16, 2012
Joseph Kaufmann
For Kensey Nash Holding Corporation

Schedule A

Title	Application/Publication/Patent No.
Device and Method for Positioning a Closure Device	7,850,614
Three-Needle Closure Device	6,932,824
Three-Needle Closure Device	7,789,887
Three-Needle Closure Device	US-2010-0145366
Method and Apparatus for Sealing an Internal Tissue Puncture Incorporating a Block and Tackle	US-2005-0107827
Tissue Puncture Closure Device with Automatic Tamping	7,931,670
Tissue Puncture Closure Device with Automatic Tamping	US-2011-0172702

Vascular Sealing Device with High Surface Area Sealing Plug	7,621,937

Vascular Sealing Device with High Surface Area Sealing Plug	8,075,589

Vascular Sealing Device with High Surface Area Sealing Plug	13/305,586
Automatic Suture Locking Device	8,007,514
Suture Based Vascular Closure Apparatus and Method Incorporating a Pre-Tied Knot	7,731,726
Vascular Puncture Seal Anchor Nest	7,597,705
Vascular Puncture Seal Anchor Nest	US-2009-0312790
Balloon Insertion Apparatus and Method of Sealing a Tissue Puncture	US-2007-0156084
Puncture Locating Device	US-2006-0264978
Flexible Tamping Device	7,749,248
Flexible Tam ping Device	US-2010-0234883
Method and Apparatus for Locating Vascular Punctures	7,648,493
Vascular Sealing Device with Locking System	US-2006-0058844
Suture Loop Closure Device	8,038,687
Suture Loop Closure Device	US-2012-000467
Tissue puncture closure device with disengageable automatic tamping system	7,618,438
Tissue puncture closure device with disengageable automatic tamping system	US-2010-0023051

Percutaneous Suture Path Tracking Device with Cutting Blade	US-2006-0178682
Tissue puncture closure device with automatic torque sensing tamping system	7,250,057
Tissue puncture closure device with automatic torque sensing tamping system	7,988,706
Tissue puncture closure device with automatic torque sensing tamping system	US-2011-0270302
Tissue puncture closure device with magazine fed tamping system	7,713,283
Tissue puncture closure device with magazine fed tamping System	US-2010-0191280
Puncture Closure Apparatuses, Sealing Plugs, and Related Methods	7,850,710

Title	Application/Publication/Patent No.
Puncture Closure Apparatuses, Sealing Plugs, and Related Methods	US-2011-0077683
Tissue puncture closure device with scroll gear transmission tamping system	7,618,436
Tissue puncture closure system with retractable sheath	7,837,705
Tissue Puncture Closure Device with Coiled Automatic Tamping System	7,749,247
Hemostasis Valve Having Support Shoulders	5,092,857
Device for sealing hemostatic incisions	5,540,715
Device for sealing hemostatic incisions	5,630,833
Assembly for sealing a puncture in a vessel	5,649,959
Insertion assembly and method of inserting a hemostatic closure device into an incision	6,368,341

Guiding lntroducer for Endomyocardial Biopsy Procedures	5,810,746
Measuring Device for Use with a Hemostatic Puncture Closure Device	6,494,848
Vascular Sealing Device with Locking Hub	US-2005-0085852
System and Methods for Arterial Access	US-2008-0154190

Systems and Methods of Locating and Closing a Tissue Puncture.	US-2009-0171281
Extra-Vascular Sealing Device and Method	US-2009-0054926
Vascular Closure Device Having an Improved Plug	US-2009-0171387
Method and Apparatus to Promote Hemostasis	US-2008-0082123
Device and Method for Vascular Closure	US-2008-0097479
Knot Pusher Device	US-2008-0097484
Method and Device for Automated Needle Deployment	US-2008-0097481
Suture Attachment Device	8,080,035
Internal Suturing Device Leg Suspension System and Method of Use	US-2008-0097480

Vascular Closure Device Having a Flowable Sealing Material	US-2009-0171282
Vascular Closure Device and Method for Using the Same	61/487,997
Method and Device for Locating a Vessel and for Closing a Vascular Puncture Site	61/478,740

Vascular Locator Device and Method for Locating a Vessel	61/476,979

Improved Method and System for Closing a Vascular Hole	61/487,474
Tissue Puncture Closure Device with Actuatable Automatic Spool Driven Tamping System	US-2010-0286727
Snap-On Vascular Closure Device and Methods	61/466,775

Monorail System for Vascular Closure Device and Methods	61/238,385
Filled Balloon Arteriotomy Locator for Vascular Closure Devices and Methods	61/486,470

Title	Application/Publication/Patent No.
Compressible Arteriotomy Locator for Vascular Closure Devices and Methods	61/238,297
Vascular Closure Device with Automatic Suture Cutter	61/229,212
Vascular Access to Closure Sheath and Methods	12/889,733
Single Piece, Dual Component Sealing Pad and Methods	61/236,472

Compactionless Tissue Puncture Closure Device and Methods	13/181,013
Tissue Puncture Closure Device with Limited Force Auto Compaction and Methods	61/477,541
Carrier Tube for Vascular Closure Device and Methods	61/234,192
Procedural Sheath Adapter for Vascular Closure Device	61/488,097
Vascular Closure Device with Compaction Tube Suture Cutting Port and Methods	61/466,844
Dual Hypotube Suture Cutting Device and Methods	US-2011-0029012

Polymer Membrane Locator with Built-in Stress Relief Structure	US-2011-0046663
Disengagable Cam System for Tissue Puncture Closure Device and Methods	61/378,346

Cam Driven Compaction Tube for Angio-Seal Deployment	12/901,285

Clutch or Suture Release Mechanism for Angio-Seal Cam Design	61/375,361
Circumferentially Located Suture Release Mechanism for Vascular Closure Devices	61/494,322
Large Bore Closure with Inner and Outer Seal	61/560,588
Large Bore Anchor Device	61/564,237
Large Bore Closure Device	61/494,345
Suture Locking Device	61/474,223
Large Bore Location Design	61/560,507
Suture Locking Device	61/487,633

Distal Balloon Bond for a Temporary Sealing/Location Device	61/478,691
Dual Bond to Seperate Flashback Lumen and Inflation Lumen form a Coaxial Design or Dual Lumen Tube Design	61/466,867
Bioresorbable Tip with Low Force Release and Methods	61/590,027
Bioadhesive Delivery Catheter Manifold with Mixing Fixture and Methods	61/589,930
Balloon Location Device Manifold for Vascular Closure Device and Methods	61/590,000
Procedural Sheath Securement Device and Methods	61/590,065

Schedule B

U.S. Patent No.	Filed	Publication No.
7,850,654	April 24, 2003	2004/0215232
7,250,057	April 11, 2005	2006/0229672
7,648,493	April 20, 2004	2005/0234396

Schedule C

U.S. Patent Application No.	U.S. Patent Publication No.	Filed
10/939,841	2006/0058844	September 13, 2004

Schedule D

2012 Collagen Supply Agreement to be appended here

*** CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST UNDER 17 C.F.R SECTIONS 24-B-2, 200.80 (B)(4) AND 230.406.

2012 SUPPLY AGREEMENT

This Agreement (the “Agreement”) effective as of the day the last party affixes its signature hereto (the “Effective Date”) is by and between Kensey Nash Corporation, a Delaware corporation, (“Seller”) whose principal place of business is 735 Pennsylvania Drive, Exton, PA 19341 and St. Jude Medical, Cardiology Division, Inc. d/b/a St. Jude Medical, Cardiovascular Division a Delaware corporation, (“Buyer”), whose principal place of business is at 177 East County Road B, St. Paul, MN 55117 .

WHEREAS, Buyer desires to purchase Products (as described below) from Seller and Seller desires to sell Products to Buyer under the terms and conditions set forth herein.

NOW, THEREFORE, the parties, wishing to be legally bound, agree as follows:

1. PRODUCTS:

Collagen plugs in their current design configuration and used in currently commercially available Angio-Seal vascular closure devices (the “Collagen Plug”). Such collagen plugs are currently designated as Buyer’s Part Numbers:

22934-000	Collagen plug, Certified 5 hole, 6f STS

22935-000	Rectangular collagen, 8f STS

23378-000	Collagen plug, VIP, 6f plug

23378-001	Collagen plug, VIP, 8f plug

100000973	6f Aus collagen plug, VIP (Australian derived)

100000974	8f Aus collagen plug, VIP (Australian derived)

and, meeting the specifications (the “Specifications”) set forth in Schedule A, which is attached to and made a part of this Agreement (collectively, the “Product” or “Products”). Such Specifications may be changed from time to time only as agreed to in writing by the parties.

2. DURATION: The duration of this Agreement shall be from the Effective Date until December 31, 2017 (“Initial Term”) unless terminated pursuant to the terms of this Agreement or otherwise agreed in writing by the parties.

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3. CO-EXCLUSIVITY: Subject to the terms of this Agreement Seller will be, along with Buyer and/or Buyer’s affiliate(s), the co-exclusive supplier of Collagen Plugs during the Term of this Agreement.

4. QUANTITIES:

4.1 Buyer shall purchase from Seller and Seller shall sell to Buyer a cumulative amount of 5,000,000 units of Product (the “Cumulative Purchase Requirement”) deliverable during the Term of this Agreement; more specifically, (i) Buyer shall place a binding purchase order of 400,000 units of Product by March 31, 2012 to be shipped by Seller between October 1, 2012 and December 31, 2012 (the “March 2012 Order”), (ii) Buyer shall place a binding purchase order of 1,500,001 units of Product by October 1, 2012 to be shipped by Seller between January 1, 2013 and December 31, 2013, and (iii) Buyer shall purchase a minimum of 400,000 units of Product each calendar year during the Term until the Cumulative Purchase Requirement has been met. To avoid any doubt, the March 2012 Order counts toward the Cumulative Purchasing Requirement.

4.2 Buyer may purchase from Seller a maximum of 2,000,000 units of Product deliverable in each calendar year 2012 through 2017 (“Annual Maximum”). The maximum Purchases for Calendar year 2012 shall include the volume of units purchased on all orders for delivery in 2012, including those scheduled for delivery in 2012 and placed under the parties’ prior Supply Agreement dated June 23, 2010 (“2010 Supply Agreement”). To avoid any doubt the purchases under the 2010 Supply Agreement shall not count toward the Cumulative Purchase Requirement in this Agreement. Seller shall use reasonable efforts consistent with good business practice to meet Buyer’s requirements for quantities in excess of the Annual Maximum.

4.3 For Australian derived collagen plugs, Seller is not obligated to supply in excess of 200,000 units per calendar year. Seller is not obligated to make more than two deliveries of Australian derived collagen per calendar year unless otherwise agreed to in writing.

5. ORDER AND DELIVERY:

5.1 The March 2012 Order shall be for 400,000 units of U.S. derived Product at *** per plug. Should Buyer place any additional orders in 2012 for delivery in 2012, pricing for such additional orders will be subject to Exhibit B with the understanding that the price per plug for that order will be determined based on the volume of units purchased on all orders for delivery in 2012 including those scheduled for delivery and placed under the 2010 Supply Agreement.

5.2 On or before June 30 of each calendar year (including 2012) during the Term of this Agreement, Buyer will provide Seller with a non-binding forecast of its Product needs for the following year. On or before October 1 of each calendar year, Buyer will issue a binding purchase order for its Product needs for the subsequent calendar year “Initial Purchase Order”. Should Buyer need to place any

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additional orders it shall issue a purchase order stating the desired shipment date(s) and quantity being ordered. Seller shall acknowledge promptly in writing to Buyer each purchase order issued by Buyer and confirm delivery dates to destinations specified by Buyer, however, delivery must not conflict with Seller’s normal manufacturing lead times.

5.3 Each delivery of Products shall be accompanied by Seller’s Certificate of Conformance as described more fully in the Specifications for the Products. If any terms and conditions contained in such purchase order or acknowledgment conflict with the terms of this Agreement, the terms and conditions of this Agreement shall apply to the transaction. Changes in delivery date(s) or quantity specified in a purchase order may be made by Buyer by means of a written amended purchase order, and shall become effective upon written approval by Seller.

6. ADDITIONAL QUANTITIES: During the Term of this Agreement, Buyer shall notify Seller in writing at least ninety (90) days in advance of Buyer’s desired shipping date for quantities in excess of an Initial Purchase Order. Seller shall use commercially reasonable efforts to meet Buyer’s requirements for such quantity in excess of an Initial Purchase Order. Should Seller be unable to supply Buyer with Product in excess of an Initial Purchase Order, Seller shall inform Buyer within thirty (30) days of Seller’s receipt of notice whether Seller will supply all or a portion of such excess. Should Seller be unable to supply Buyer with any quantity of Products in excess of an Initial Purchase Order (the “Unfulfilled Excess”), Buyer may purchase the Unfulfilled Excess from alternative suppliers, and such actions will not be a breach of any co-exclusivity provisions of this Agreement.

7. PRICE: Except as set forth in Section 5.1 of this Agreement the price for Products (the “Price”) shall be as set forth in Schedule B attached to this Agreement.

8. WARRANTY: Subject to the conditions set forth below, Seller warrants that Products shipped hereunder meets and complies with the Specifications set forth in Schedule A. Other than the foregoing, SELLER MAKES NO WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE EVEN IF THAT PURPOSE IS KNOWN TO SELLER, NOR ANY OTHER EXPRESS OR IMPLIED WARRANTY. Buyer assumes all risk and liability for results obtained by the use of Products covered by this Agreement, whether used singly or in combination with other products.

9. INDEMNIFICATION: Subject to the conditions set forth below, Buyer shall fully indemnify Seller, and Seller’s agents, parent, subsidiaries, affiliates, employees, officers and directors, successors or assigns against all loss and expense (including, without limitation, reasonable attorney’s fees) for injury to or death of any person or loss of or damage to property incurred by Seller and resulting in any way from Buyer’s use or sale of vascular closure devices, or any act or omission, whether negligent or otherwise, on the part of the Buyer, its agents, employees, subcontractors or assignees, in connection with the

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performance of this Agreement except: (a) when such loss and expense are caused by a defect in any Products which were manufactured by Seller, wherein such defect caused such Products to not meet Specifications, and wherein such Product(s) were a component of a vascular closure device manufactured and sold by Buyer, or an affiliate of Buyer; or (b) when caused solely by the willful misconduct or negligence of Seller. In the event of either exception set forth in (a) or (b) in the preceding sentence, Seller shall fully indemnify Buyer, and Buyer’s agents, parent, subsidiaries, affiliates, employees, officers and directors, successors or assigns against all loss and expense (including without limitation, reasonable attorney’s fees).

The indemnifying party’s obligations under this Section shall not apply unless:

A.	The indemnified party gives the indemnifying party prompt written notice of claims for which the indemnified party seeks indemnification;

B.	The indemnified party cooperates with the indemnifying party in the defense of such claims at the cost of the indemnifying party;

C.	The indemnifying party has the sole right to defend any such claim in the manner it deems prudent, including retaining counsel of its choice; and

D.	The indemnifying party shall have the sole right to settle any such claim provided that in settling any claim the indemnifying party obtains a complete release for the indemnified party and does not admit fault or liability on behalf of the indemnified party.

10. USE OF TRADEMARK: Each party agrees that it will not, without the other party’s prior written consent, use and/or associate the other party, the other party’s corporate name or any of the other party’s trademarks, either orally or in writing, with any of the other party’s products, except that Buyer may use Seller’s name and associate Seller with Buyer’s use of Products as is required by federal or state regulation in gaining approval to market or to continue marketing any of Buyer’s devices or products.

11. CLAIMS OF NON-CONFORMITY: Buyer shall provide notice to Seller of any claim of non-conformity to Specifications arising from Products within one hundred twenty (120) days after the later of the actual or scheduled date of receipt of the shipment containing the specific Products unit that is the subject of the claim (the “Claim Period”). Except as to claims for indemnification set forth in Section 9, failure to give notice of claim within the Claim Period, shall constitute a waiver by Buyer of all claims in respect to such Products. No claim of non-conformity to Specifications shall be allowed after Products has been processed by Buyer in any manner, except that opening the packages and inspecting Products with normal care in handling shall not constitute processing nor disallow such claim. Payment prior to inspection of Products by Buyer shall not constitute waiver of any rights under this Agreement. In

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addition, acknowledgement of receipt on packing slips or bills of lading shall not constitute acceptance of Products by Buyer. Products shall not be returned to Seller without Seller’s prior permission, and then only in the manner and to the destination prescribed by Seller. Seller shall reimburse Buyer for the actual costs of returning any Products returned in accordance with Seller’s instructions. Upon Seller’s confirmation of non-conformity, Seller will provide Buyer with credit, refund or replacement at Seller’s option for the non-conforming returned Products. In no event shall either party be liable to the other for special, indirect or consequential damages.

12. QUALITY CONTROL:

12.1 Inspection, Timing. All Products shall meet the Specifications contained in Schedule A, and shall be subjected to quality control inspections by Seller in accordance with Seller’s quality control standards and system which should be consistent and in conformity with the laws and regulations set forth in Section 17. If Buyer’s quality control inspection shows that any Products fails to meet the Specifications contained in Schedule A, Buyer shall notify Seller within forty-five (45) days of discovery of the non-conformity.

12.2 Lot Traceability. Vascular closure devices manufactured and sold by Buyer, or an affiliate of Buyer, shall contain lot numbers such that collagen components, including Products supplied hereunder, incorporated in such devices can be traced back to the original supplier’s lot number.

13. DELIVERIES: Deliveries shall be F.O.B. Exton, Pennsylvania, USA via standard freight carrier, using shipper of Buyer. Buyer shall be responsible for all delivery costs and will be invoiced for such by Seller. Title to and risk of loss in all Products sold hereunder shall pass to Buyer upon loading for shipment at Seller’s plant.

14. TERMS OF PAYMENT: Buyer will pay to Seller the Invoiced Price net cash thirty (30) days from date of Seller’s invoice. Seller may impose a late payment service charge of 1.5% per month on invoices not paid when due. All payments shall be in United States currency.

15. FINANCIAL RESPONSIBILITY: In the event Buyer fails to fulfill the terms of payment, or in case Seller shall have reasonable doubt at any time as to Buyer’s financial responsibility, Seller may decline to make further deliveries except upon receipt of cash or satisfactory security.

16. FORCE MAJEURE: No liability shall result from delay in performance, or nonperformance, caused by circumstances beyond the control of the party affected, including, but not limited to, Act of God, fire, flood, war, Government action, or accident. Quantities so affected may be eliminated from the Agreement without liability, but the Agreement shall remain otherwise unaffected, except that in the event Seller fails to deliver an amount to Buyer under this Section 16 following a forty-five (45) day cure period, Buyer may source Product itself or through a third party, to the extent of such failure by Seller, without breaching any exclusivity provisions of this Agreement. Any party claiming the benefit of this Section shall promptly so notify the other party.

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17. GOVERNMENT REGULATION/APPROVALS – RESPONSES TO THIRD PARTY COMPLAINTS OR CLAIMS: Buyer shall be responsible for obtaining all necessary government approvals to market any device incorporating the Products. Seller shall manufacture Products under this Agreement in material compliance with the U.S. Quality System Regulation (QSR) and ISO 13485. Any changes to the Specifications relating to the Products must be agreed to in writing by both parties before such changes are implemented. Seller considers process validation to be a requirement of the QSR; therefore, Buyer shall either fund such required validations, subject to negotiation with Seller regarding the price and extent of validation, or provide Seller with written confirmation that Buyer will assume all responsibility for validation. Upon terms of confidentiality acceptable to Seller, Seller agrees to cooperate with Buyer in obtaining any such governmental approvals, including providing required information to the FDA or any other governmental agency requesting the information to the extent such information is readily available or can be developed at little or no cost to Seller, unless Buyer agrees to fund such information research and preparation. Similarly, Seller agrees to provide reasonable assistance, including information and data, as needed by Buyer to respond to complaints or claims asserted by third parties regarding devices incorporating the Products. If services or consulting is required to respond to issues raised by a governmental agency or in a complaint or claims asserted by a third party beyond what is customarily or reasonably provided without charge (“Supplemental Consulting”), Seller will notify Buyer of its intent to charge for Supplemental Consulting with an estimate for anticipated charges. If, after notice of Seller’s intent to charge, Buyer requests such Supplemental Consulting, Seller will charge at a rate that is discounted by twenty percent (-20%) from its regular consulting rates.

18. DOCUMENTS INCORPORATED BY REFERENCE: The following documents are hereby incorporated by reference:

A. Schedule A, entitled “Products Specifications”.

B. Schedule B, entitled “Pricing”.

19. ADVERSE EVENTS, COMPLAINTS AND EFFECTS: Buyer will investigate all adverse events, complaints and effects of which Buyer has direct or indirect knowledge, in regard to any of Buyer’s devices which incorporate Products. Buyer agrees to promptly report to Seller any such events, complaints or effects that may relate to Products. Buyer shall be responsible for all medical device reporting (MDR), vigilance reporting and/or recalls associated with any devices made or sold by Buyer which incorporate Products. Seller shall be notified in writing about any such reports or recalls that appear to relate to Products.

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20. COMPLIANCE WITH LAW: Each party represents that it is and will remain in material compliance with all applicable federal, state and local laws, regulations and orders, regarding the manufacture and distribution of Products or product that incorporate Products.

21. INDEPENDENT CONTRACTOR: The employees, methods, equipment and facilities of each party shall at all times be under that party’s exclusive direction and control. Buyer’s relationship to Seller under this Agreement shall be that of an independent contractor and nothing in this Agreement shall be construed to constitute either party, or any of its employees, an agent, associate, joint venturer or partner of the other party.

22. NOTICES: All notices required hereunder shall be sent by certified mail return receipt requested, or by facsimile confirmed by such certified mail, to the party to be notified at its following address or at such other address as shall have been specified in written notice from the party to be notified. If to “Seller”, addressed to: Kensey Nash Corporation, 735 Pennsylvania Drive, Exton, PA 19341, attention: Joseph W. Kaufmann. If to “Buyer”, addressed to: St. Jude Medical, Cardiology Division, Inc. d/b/a St. Jude Medical, Cardiovascular Division 177 East County Road B, St. Paul, MN 55117, attention: Vice President Finance and Supply Chain with a copy to: Vice President and General Counsel, St. Jude Medical, Cardiovascular Division, 177 East County Road B, St. Paul, MN 55117.

23. ASSIGNMENT: This Agreement is not assignable or transferable by one party, in whole or in part, without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided, however, that Buyer may assign this Agreement without Seller’s consent to an affiliate or a purchaser of all or substantially all of Buyer’s assets.

24. CLAUSE HEADINGS: The headings of clauses contained herein are used for convenience and ease of reference and shall not limit the scope or intent of the clause.

25. ENTIRETY OF AGREEMENT: This Agreement embodies the entire agreement and understanding between Seller and Buyer regarding the supply of collagen plugs for calendar years 2012 through 2017 and any extension of this Agreement. The parties expressly agree that this Agreement supersedes and replaces the parties’ Supply Agreement dated June 23, 2010 with the exception of the pending delivery of Products ordered under that Agreement. No amendment, modification or release from any provision hereof shall be of any force or effect unless it is in writing, signed by the parties, and specifically refers to this Agreement.

26. WAIVER: No waiver by either party or any breach of the covenants herein contained to be performed by the other party shall be construed as a waiver of any succeeding breach of the same or any other covenants or conditions hereof.

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27. TERMINATION: The Agreement may be terminated by either party if:

27.1 The other party is in material breach of any material term or obligation of this Agreement and such material breach is not cured within thirty (30) days after receipt of written notice of such material breach from the terminating party, provided however, that if the nature of the breaching party’s obligations are such that more than thirty (30) days are required for cure, then such party shall not be in default if it shall have commenced performance to cure within the thirty (30) day period and thereafter diligently attempts to complete performance of cure; or

27.2 The other party is adjudicated insolvent, has a receiver of its assets or property appointed, or files or has filed against it a petition in bankruptcy and such breach is not cured within sixty (60) days of such event; or

27.3 The other party ceases or threatens to cease to carry on all or any substantial part of its business that is relevant to this Agreement; or

27.4 The parties’ obligations pursuant to Sections 8, 9, 11, 19, 20, 28, 29 and 30 shall survive termination or expiration of this Agreement.

28. CONFIDENTIALITY: Both parties acknowledge that before and during the Term, both parties may provide or may continue to provide the other with certain proprietary and confidential information, including, without limitation, prices, data, designs, plans, drawings, technical information, trade secrets, know-how, processes, customer information, complaint analysis and investigation, marketing strategies and competitive information (“Confidential Information”). Each agrees that it will not, during the Term, or after, for any reason, publish or disclose to any third party, except to the FDA or other competent regulatory agency, without the advance, express written authorization from the other party, any such Confidential Information, nor, except to the extent such Confidential Information is necessary in performance of this Agreement, will it use such Confidential Information.

28.1 Confidential Information does not include information which (i) is known to the receiving party prior to receipt from the disclosing party; or (ii) is or becomes public knowledge without breach of the disclosing party’s obligation; or (iii) is rightfully acquired by the disclosing party from a third party without restriction on disclosure or use; or (iv) is publicly disclosed or used following disclosing party’s receipt of written consent for such disclosure or use by an officer of the other party; or (v) disclosure is compelled by deposition, subpoena or other judicial requirement or governmental action, as evidenced by advice of legal counsel, provided that the receiving party give the disclosing party prompt advanced written notice of the Confidential Information to be disclosed as far in advance of its disclosure as is reasonably possible, practicable and legally permissible to permit the other party to obtain a protective order or take other responsive action.

28.2 The requirements of this Section terminate five (5) years after the termination or expiration of this Agreement or any renewal of this Agreement. Upon termination or expiration of this

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Agreement, and upon request of the other party, all materials and copies of Confidential Information shall be immediately returned to the other party, except that the receiving party may retain one archival copy in their respective legal department’s files for purposes of monitoring compliance of this Agreement, and may also retain any required documents or drawings required to be held in the Device History File or other applicable QSR or regulatory file.

29. NO PUBLICITY: Following the Effective Date hereof, neither party will issue any press release regarding the details of this Agreement or further transactions contemplated by the parties pursuant to this Agreement, or otherwise make any oral or written statements or disclosures regarding this Agreement or transactions contemplated by this Agreement, without the prior written consent of the other party, which consent shall not be unreasonably withheld. The parties may, however, disclose the following:

(1) The mutually agreed upon statements set forth in Section 9 of the Settlement Agreement between the parties dated March 15, 2012.

(2) Other information relating to this Agreement as may be required by applicable law or by obligations pursuant to any listing agreement with or rules of any national securities exchange. The parties agree that should a copy of this Agreement need to be publicly filed that it shall be redacted so as to exclude the pricing information set forth in Section 5.1 and the information in Schedules A and B. The parties also agree that from the Effective Date and on a quarterly basis going forward that they may disclose the quantity and dollar value of Product purchased by Buyer from Seller.

(3) To their respective employees and representatives, the information necessary to complete the transactions contemplated by the parties’ Agreement.

In the case of any required disclosure under subsection (2) above, the disclosing party will: (1) provide the other party with written notice of the required disclosure at least forty-eight (48) hours in advance of such disclosure; and (2) limit such disclosure to the minimum required under the applicable law or obligations.

30. GOVERNING LAW AND VENUE: This Agreement and matters connected with the construction and performance hereof, shall be governed by the substantive laws of the State of Delaware, without regard to that state’s choice of law rules. This supersedes any agreement to the contrary between the Parties, their successors, and their assigns. The Parties specifically consent to jurisdiction and venue in the state and federal courts located in Wilmington, Delaware, for any dispute concerning this Agreement.

31. NON-SOLICIT/NO-HIRE: During the term of this Agreement and for a period of one (1) year thereafter, Seller and Buyer will not attempt to solicit nor directly or indirectly hire the other party’s employees or subcontractors that become known to Seller or Buyer through the performance of this Agreement.

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32. CLOSED HERD: Seller shall maintain sufficient records to demonstrate that raw material has met the requirements of a Closed Herd per current ISO 22442-2 for any such source of raw material where the Products are specified by Buyer to come from a Closed Herd. Specific requirements for sourcing of Products shall be controlled by Specifications and any applicable laws or regulations.

33. COUNTERPARTS: This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Accepted:

Kensey Nash Corporation		St. Jude Medical, Cardiology Division, Inc. d/b/a St. Jude Medical, Cardiovascular Division

By:	/s/ Joseph W. Kaufmann	By:	/s/ Jim Ufford
Name:	Joseph W. Kaufmann	Name:	Jim Ufford
Title:	President & CEO	Title:	Vice President - Supply Chain
Date:	March 16, 2012	Date:	March 16, 2012

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SCHEDULE A

PRODUCTS SPECIFICATIONS

Specifications follow this page.

*** [13 Pages Redacted]

	KNC	SJM
Initials	JWK	JU
Date	3/16/12	3/16/12

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SCHEDULE B

PRICING

All Collagen Plug prices in the chart below are effective for orders placed for delivery in calendar years 2012 through 2017 and are for closed herd derived Product, or Australian derived Product.

*** [1 Page Redacted]

	KNC	SJM
Initials	JWK	JU
Date	3/16/12	3/16/12

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